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                                                           EXHIBIT NO. 99.14(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-122915 on Form N-14 of our report dated January 21, 2005 appearing in the Annual Report of MFS Large Cap Growth Fund, a series of MFS Series Trust II, for the year ended November 20, 2004, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the combined Prospectus/Proxy Statement, and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 1, 2005